Exhibit 99.1

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD. REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Hamilton, Bermuda, February 21, 2019 — Sirius International Insurance Group, Ltd. (Nasdaq: SG)  (“Sirius Group” or the “Company”) today reported results for the quarter and full year ended December 31, 2018. The Company reported a comprehensive (loss) of $(136) million for the fourth quarter of 2018 compared to comprehensive income of $17 million for the fourth quarter of 2017.  For the year ended December 31, 2018, the comprehensive (loss) was $(80) million compared to a comprehensive (loss) of $(78) million for the year ended December 31, 2017.

Book value per common share was $14.80 as of December 31, 2018 compared to book value per common share of $16.44 as of September 30, 2018, a decrease of 10.0%.  For the year ended December 31, 2018, book value per common share decreased 7.4% compared to book value per common share of $15.98 as of December 31, 2017. Book value per common share as of December 31, 2018 includes a charge of $36 million, or $0.32 per common share, related to the issuance of Series B preference shares in conjunction with the closing of the merger (the “Merger”) with Easterly Acquisition Corp. and the resulting public listing on the Nasdaq Global Select Market.

Adjusted book value per share(1), which assumes that the Series B preference shares will convert into common shares on a one-for-one basis, was $15.24 as of December 31, 2018.  This compares to Adjusted book value per share of $16.44 as of September 30, 2018 and $15.98 as of December 31, 2017.  This represents a decrease of 7.3% for the fourth quarter and 4.6% for the year, respectively.

“Sirius Group accomplished a lot in the fourth quarter of 2018, and continues to evolve as a global reinsurance group with specialty insurance operations,” said Kip Oberting, President and Chief Executive Officer of Sirius Group. “We achieved a public listing, brought on four highly respected cornerstone investors, and added a group of highly qualified independent directors to our board.  These long-term wins were unfortunately veiled by a financial loss during the quarter arising from storm losses and pockets of loss reserve development.”

“Despite this recent volatility,” Oberting said, “we continue to build upon our unique franchise. We are pleased by the profitable growth in our Global Accident & Health segment. Our investment in specialty growth initiatives are on track. Pie Insurance, where we have a minority investment and carrier relationship, is a particularly bright star as it embarks on its direct, data-driven roll-out of workers’ compensation insurance. Lastly, despite recent high levels of global cat activity, our property reinsurance business remains core to our long term success. In this business, as in the others, we find honest, capable partners and clients. We treat one another fairly. Together we thrive. It’s a long game.”

(1)  Adjusted book value, Adjusted book value per share and Operating (loss) income attributable to common shareholders are non-GAAP financial measures. See the accompanying Reconciliation of Non-GAAP Financial Measures.

•                  Net (loss) attributable to common shareholders for the fourth quarter of 2018 was $(154) million and basic earnings per common share was $(1.31).  This compares to net income attributable to common shareholders of $16 million and basic earnings per common share of $0.13 for the fourth quarter of 2017.  For the year ended December 31, 2018, the net (loss) attributable to common shareholders was $(43) million and basic earnings per common share was $(0.36).  This compares to a net (loss) attributable to common shareholders of $(156) million and basic earnings per common share of $(1.30) for the year ended December 31, 2017.  These results reflect the $36 million charge related to the increase in the redemption value of the Series B preference shares incurred in the fourth quarter of 2018.

•                  For the fourth quarter of 2018, Operating (loss) attributable to common shareholders was $(106) million compared to Operating income attributable to common shareholders of $8 million for the fourth quarter of 2017.  For the year ended December 31, 2018, Operating (loss) attributable to common shareholders was $(56) million compared to Operating (loss) of $(128) million for 2017.

•                  The return on net (loss) attributable to common shareholders on beginning common shareholders’ equity was (2.3)% for 2018 compared to (7.9)% for 2017.

Chief Financial Officer, Ralph Salamone further commented, “During the quarter, we added $43 million to our Typhoon Jebi reserves, bringing our total loss from the late third quarter event to $91 million, net of reinsurance and reinstatement premiums.  We now believe the market loss for Jebi is now in excess of $10 billion.  On investments, the break-even total return in original currencies for the year is in line with our investment philosophy given market conditions where the performance of major equity and bond indices were negative.”

Fourth Quarter 2018 Summary

Underwriting

Sirius Group’s combined ratio was 127% for the fourth quarter of 2018 compared to 91% for the fourth quarter of 2017.  The increase in the combined ratio was driven by higher catastrophe losses and net unfavorable prior year loss reserve development, as well as higher current accident year losses in certain segments as detailed below.  Sirius Group’s fourth quarter of 2018 combined ratio included 33 points of catastrophe losses, net of reinsurance and reinstatement premiums, compared to 7 points for the fourth quarter of 2017.  The fourth quarter of 2018 also included 5 points of net unfavorable prior year loss reserve development compared to 2 points of net favorable prior year loss reserve development for the fourth quarter of 2017.

•                  Gross written premiums for the quarter were $303 million, an increase of 11% compared to the fourth quarter of 2017, driven by top line growth in the Specialty & Casualty segment and premiums in the Runoff & Other segment as a result of a Loss Portfolio Transfer (“LPT”) completed in the quarter through Sirius Global Solutions.

•                  Pre-tax catastrophe losses, net of reinsurance and reinstatement premiums, amounted to $114 million in the quarter, primarily related to Hurricane Michael ($36 million), the California wildfires ($12 million), and other small catastrophe losses.  Also, in the quarter, prior 2018 catastrophe losses related to Typhoon Jebi ($43 million), Typhoon Trami ($7 million), and Typhoon Mangkhut ($3 million) were increased.

•                  Highlights by reportable segment for the fourth quarter of 2018 included the following:

•                  Global Property produced an underwriting (loss) for the quarter of $(92) million and a 158% combined ratio driven mainly by catastrophe losses and higher current accident year losses.

•                  Global A&H produced $16 million of underwriting income, including net service fee income from IMG and Armada, and a combined ratio of 87%.

•                  Specialty & Casualty produced a $(10) million underwriting (loss) for the quarter and a combined ratio of 114%, driven mainly by higher current accident year losses for the Aviation book.

•                  Runoff & Other produced a $(9) million of underwriting (loss) mainly from unfavorable loss reserve movements.  No underwriting gain or loss was recognized as a result of an LPT completed through Sirius Global Solutions.

Investments and Other

•                  The investment portfolio returned (1.0)% in original currencies and (1.2)% in U.S. Dollars.

-                    Net investment income increased $7 million or 54% for the fourth quarter of 2018 to $20 million, from $13 million for the fourth quarter of 2017, due to a higher interest rate environment.

-                    Net realized and unrealized investment losses were $(58) million for the fourth quarter of 2018 compared to net realized and unrealized investment losses of $(14) million for the fourth quarter of 2017.  The increase was driven by losses arising from investments in global equities consistent with overall market performance.

•                  Overall, net currency effects on common shareholders’ equity were unfavorable for the fourth quarter of 2018 by $(2) million.

•                  Common shareholders’ equity ended the fourth quarter of 2018 at $1,704 million. The decline is primarily due to a comprehensive (loss) of $(136) million, the repurchase of common shares from CM Bermuda Ltd. of $164 million, and the $36 million charge related to the increase in the redemption value of the Series B preference shares, partially offset by the $70 million of common shares sold in connection with the Merger. Adjusted book value ended the fourth quarter of 2018 at $1,937 million.

Full Year 2018 Summary

Underwriting

Sirius Group’s combined ratio was 103% for the year ended December 31, 2018 compared to 108% for the year ended December 31, 2017.  The decrease in the combined ratio was driven by lower catastrophe losses, partially offset by higher current accident year losses in certain segments as detailed below.  Sirius Group’s 2018 combined ratio included 15 points of catastrophe losses, net of reinsurance and reinstatement premiums, compared to 25 points for 2017, partially offset by current accident year losses in certain lines of business.

•                  Gross written premiums for 2018 were $1,821 million, an increase of 27% compared to 2017, driven by top line growth in the Specialty & Casualty and Global Property segments.

•                  Pre-tax catastrophe losses, net of reinsurance and reinstatement premiums, amounted to $194 million including Typhoon Jebi ($91 million), Hurricane Michael ($36 million), the California wildfires ($12 million) and Typoon Trami ($9 million).

•                  Highlights by reportable segment for 2018 included the following:

•                  Global Property produced an underwriting (loss) for the year of $(82) million and a 113% combined ratio driven mainly by catastrophe losses and higher current accident year losses.

•                  Global A&H produced $58 million of underwriting income, including net service fee income from IMG and Armada, and a combined ratio of 93%.

•                  Specialty & Casualty produced a $(3) million underwriting (loss) and a combined ratio of 101%.

•                  Runoff & Other produced $2 million of underwriting income due to favorable loss reserve development.

Investments and Other

•                  The investment portfolio returned 0.3% in original currencies, and (0.9)% in U.S. Dollars.

•                  Net investment income increased $14 million or 25% for 2018 to $71 million, from $57 million for 2017 due to a higher interest rate environment and increased dividend income.

•                  Net realized and unrealized investment losses were $(21) million for 2018 compared to net realized and unrealized investment losses of $(38) million for 2017.

•                  Overall, net currency effects on common shareholders’ equity were favorable for 2018 by $16 million.

Conference Call

A conference call discussing the fourth quarter and full year results will be held on February 21, 2019 at 5:00 p.m. Eastern Time. A live, listen-only webcast of the call will be available via the Investor Relations section of our website located at http://ir.siriusgroup.com.  A replay of the webcast will be available on the website shortly after the call and archived for 1 year.  The teleconference can be accessed by dialing  (888) 317-6016 for U.S. callers and (412) 317-6016 for international callers.

Supplemental Materials

In addition to this press release, we have provided supplemental financial information relating to fourth quarter and full year results.  Recipients are encouraged to visit the “Financial Information” section of Sirius Group’s website located at http://ir.siriusgroup.com to view the supplemental financial information.

Non-GAAP Financial Measures

In presenting Sirius Group’s results, management has included and discussed non-GAAP financial measures:  Adjusted book value, Adjusted book value per share and Operating (loss) attributable to common shareholders.  The Company believes that these non-GAAP financial measures, which may be defined and calculated differently by other companies, better explain and enhance the understanding of the Company’s results of operations.  However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles in the United States of America (‘‘GAAP’’) and the rules and regulations of the U.S. Securities and Exchange Commission.  A reconciliation of Adjusted book value, Adjusted book value per share and Operating (loss) attributable to common shareholders to the most comparable GAAP figures is included in the attached financial information in accordance with Regulation G.

About Sirius Group

Sirius Group, with roots back to 1945 in Stockholm, is a global multi-line (re)insurer that utilizes its unique global branch network to provide solutions to approximately 2,000 clients in over 140 countries, with approximately 7,000 treaties in force.  The primary (re)insurance operating subsidiaries are located in Bermuda, Stockholm, New York, and London.  Sirius Group provides a fully diversified set of health and travel products to consumers through its two managing general underwriters, ArmadaGlobal and International Medical Group.  Sirius Group has been publicly traded since November 2018.  Additional information is available at Sirius Group’s website located at www.siriusgroup.com.

Cautionary Statement Concerning Forward-Looking Statements

We have made statements in this document that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements by the use of forward-looking terminology such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “target,” “continue,” “could,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on the current expectations of the management of Sirius Group and speak only as of the date of this document. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, Sirius Group’s exposure to unpredictable catastrophic and casualty events and unexpected accumulations of attritional losses; increased competition from existing insurers and reinsurers and from alternative capital providers, such as insurance-linked funds and collateralized special purpose insurers; decreased demand for Sirius Group’s insurance or reinsurance products, consolidation and cyclical changes in the insurance and reinsurance industry; the inherent uncertainty of estimating loss and loss adjustment expenses reserves, including asbestos and environmental reserves, and the possibility that such reserves may be inadequate to cover Sirius Group’s ultimate liability for losses; a decline in Sirius Group’s operating subsidiaries’ ratings with rating agencies; the limited liquidity and trading of Sirius Group’s securities; Sirius Group’s status as a publicly traded company; and other factors identified in Sirius Group’s Registration Statement on Form S-4 and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Sirius Group prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other changes.

Contact:

Sirius Group

Matthew Kirk

Investor Relations

investor.relations@siriusgroup.com

(212) 312-2525

Sirius International Insurance Group, Ltd.

Consolidated Balance Sheets

As at December 31, 2018 and December 31, 2017 (Unaudited)

(Expressed in millions of U.S. dollars, except share information)	December 31, 2018	December 31, 2017
Assets
Fixed maturity investments, trading at fair value (Amortized cost 2018: $1,952.9; 2017: $2,195.3)	$1,949.2	$2,180.0
Short-term investments, at fair value (Amortized cost 2018: $716.1; 2017: $625.3)	715.5	625.0
Equity securities, trading at fair value (Cost 2018: $409.4; 2017: $275.1)	380.0	299.2
Other long-term investments, at fair value (Cost 2018: $337.6; 2017: $255.5)	365.0	269.5
Cash	119.4	215.8
Restricted cash	12.8	14.8
Total investments and cash	3,541.9	3,604.3
Accrued investment income	14.1	14.1
Insurance and reinsurance premiums receivable	630.6	543.6
Reinsurance recoverable on unpaid losses	350.2	319.7
Reinsurance recoverable on paid losses	55.0	17.5
Funds held by ceding companies	186.8	153.2
Ceded unearned insurance and reinsurance premiums	159.8	106.6
Deferred acquisition costs	141.6	120.9
Deferred tax asset	202.5	244.1
Accounts receivable on unsettled investment sales	5.0	0.3
Goodwill	400.6	401.0
Intangible assets	195.6	216.3
Other assets	124.0	82.0
Total assets	$6,007.7	$5,823.6
Liabilities
Loss and loss adjustment expense reserves	$2,016.7	$1,898.5
Unearned insurance and reinsurance premiums	647.2	506.8
Ceded reinsurance payable	206.9	139.1
Funds held under reinsurance treaties	110.6	73.4
Deferred tax liability	237.4	282.2
Debt	696.8	723.2
Accounts payable on unsettled investment purchases	3.2	0.3
Other liabilities	150.5	176.8
Total liabilities	4,069.3	3,800.3
Commitments and contingencies
Mezzanine equity
Series A redeemable preference shares	—	106.1
Series B preference shares	232.2	—
Total Mezzanine equity	232.2	106.1
Common shareholders’ equity
Common shares (shares issued and outstanding: 2018:115,151,251; 2017: 120,000,000)	1.2	1.2
Additional paid-in surplus	1,089.1	1,197.9
Retained earnings	816.6	858.4
Accumulated other comprehensive (loss)	(202.4)	(140.5)
Total common shareholders’ equity	1,704.5	1,917.0
Non-controlling interests	1.7	0.2
Total equity	1,706.2	1,917.2
Total liabilities, mezzanine equity, and equity	$6,007.7	$5,823.6

Sirius International Insurance Group, Ltd.

Consolidated Statements of (Loss) Income (Unaudited)

For the three months and years ended December 31, 2018 and 2017

(Expressed in millions of U.S. dollars, except share and per	Three months ended December 31,		Years ended December 31,
share information)	2018	2017	2018	2017
Revenues
Net earned insurance and reinsurance premiums	$347.8	$284.7	$1,262.3	$1,035.3
Net investment income	19.6	12.6	71.4	56.8
Net realized investment (losses) gains	(5.7)	(0.3)	2.3	(27.2)
Net unrealized investment (losses) gains	(52.2)	14.7	(23.2)	(10.5)
Net foreign exchange gains (losses)	1.0	(7.8)	22.7	9.2
Gain on revaluation of contingent consideration	9.6	48.8	9.6	48.8
Other revenue	16.7	9.9	112.7	21.7
Total revenues	336.8	362.6	1,457.8	1,134.1
Expenses
Loss and loss adjustment expenses	347.2	184.6	900.0	811.2
Insurance and reinsurance acquisition expenses	66.4	53.7	255.4	197.2
Other underwriting expenses	29.1	19.5	146.2	106.1
General and administrative expenses	19.9	31.3	77.9	91.9
Intangible asset amortization expenses	4.0	3.9	15.8	10.2
Impairment of intangible assets	8.0	5.0	8.0	5.0
Interest expense on debt	7.7	7.8	30.8	22.4
Total expenses	482.3	305.8	1,434.1	1,244.0
Pre-tax (loss) income	(145.5)	56.8	23.7	(109.9)
Income tax benefit (expense)	15.0	(37.7)	(40.4)	(26.4)
Net (loss) income	(130.5)	19.1	(16.7)	(136.3)
Income attributable to non-controlling interests	(0.5)	(0.5)	(1.4)	(13.7)
Net (loss) income attributable to Sirius Group	(131.0)	18.6	(18.1)	(150.0)
Accrued dividends on Series A redeemable preference shares	—	(2.6)	(2.6)	(6.1)
Change in carrying value of Series B preference shares	(36.4)	—	(36.4)	—
Redemption of Series A redeemable preference shares	13.8	—	13.8	—
Net (loss) income attributable to Sirius Group common shareholders	$(153.6)	$16.0	$(43.3)	$(156.1)

Net (loss) income per common share and common share equivalent
Basic earnings per common share and common share equivalent	$(1.31)	$0.13	$(0.36)	$(1.30)
Diluted earnings per common share and common share equivalent	$(1.31)	$0.13	$(0.36)	$(1.30)
Weighted average number of common shares and common share equivalents outstanding:
Basic weighted average number of common shares and common share equivalents outstanding	117,040,026	120,000,000	119,253,924	120,000,000
Diluted weighted average number of common shares and common share equivalents outstanding	117,040,026	120,000,000	119,253,924	120,000,000

Loss ratio	99.8%	64.8%	71.3%	78.4%
Acquisition expense ratio	19.1%	18.9%	20.2%	19.0%
Other underwriting expense ratio	8.4%	6.8%	11.6%	10.2%
Combined ratio	127.3%	90.5%	103.1%	107.6%

Sirius International Insurance Group, Ltd.

Consolidated Statements of Comprehensive (Loss) Income (Unaudited)

For the three months and years ended December 31, 2018 and 2017

	Three months ended December 31,		Years ended December 31,
(Expressed in millions of U.S. dollars)	2018	2017	2018	2017
Comprehensive (loss) income
Net (loss) income	$(130.5)	$19.1	$(16.7)	$(136.3)
Other comprehensive (loss) income, net of tax
Change in foreign currency translation, net of tax	(4.7)	(1.8)	(61.9)	71.7
Total other comprehensive (loss) income	(4.7)	(1.8)	(61.9)	71.7
Comprehensive (loss) income	(135.2)	17.3	(78.6)	(64.6)
Income attributable to non-controlling interests	(0.5)	(0.5)	(1.4)	(13.7)
Comprehensive (loss) income attributable to Sirius Group	$(135.7)	$16.8	$(80.0)	$(78.3)

Sirius International Insurance Group, Ltd.

Consolidated Underwriting Results by Segment

	Three months ended December 31, 2018
(Expressed in millions of U.S. dollars)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
Gross written premiums	$86.7	$125.6	$72.2	$18.3	$—	$302.8
Net written premiums	$85.9	$93.6	$64.4	$17.8	$—	$261.7
Net earned insurance and reinsurance premiums	$159.7	$99.2	$71.2	$17.7	$—	$347.8
Loss and allocated LAE	(206.4)	(51.0)	(55.5)	(25.3)	—	(338.2)
Insurance and reinsurance acquisition expenses	(27.6)	(27.4)	(20.6)	(0.5)	9.7	(66.4)
Technical (loss) profit	(74.3)	20.8	(4.9)	(8.1)	9.7	(56.8)
Unallocated LAE	(2.8)	(1.6)	(1.4)	—	(3.2)	(9.0)
Other underwriting expenses	(15.2)	(6.7)	(3.9)	(1.1)	(2.2)	(29.1)
Underwriting (loss) income	(92.3)	12.5	(10.2)	(9.2)	4.3	(94.9)
Service fee revenue	—	26.2	—	—	(10.7)	15.5
Managing general underwriter unallocated LAE	—	(4.2)	—	—	4.2	—
Managing general underwriter other underwriting expenses	—	(2.2)	—	—	2.2	—
General and administrative expenses, MGU + Runoff & Other	—	(16.1)	—	(0.2)	—	(16.3)
Underwriting (loss) income, including net service fee income	$(92.3)	$16.2	$(10.2)	$(9.4)	$—	$(95.7)

Underwriting Ratios (1) (2)
Loss ratio	131.0%	53.0%	79.9%	NM	NM	99.8%
Acquisition expense ratio	17.3%	27.6%	28.9%	NM	NM	19.1%
Other underwriting expense ratio	9.5%	6.8%	5.5%	NM	NM	8.4%
Combined ratio	157.8%	87.4%	114.3%	NM	NM	127.3%

(1) Underwriting ratios are calculated by dividing the related expense by net earned insurance and reinsurance premiums.

(2) Ratios considered not meaningful (“NM”) to Runoff & Other and Corporate Eliminations.

Sirius International Insurance Group, Ltd.

Consolidated Underwriting Results by Segment (Continued)

	Year ended December 31, 2018
(Expressed in millions of U.S. dollars)	Global Property	Global A&H	Specialty & Casualty	Runoff & Other	Corporate Elimination	Total
Gross written premiums	$962.4	$500.6	$325.1	$32.9	$—	$1,821.0
Net written premiums	$655.0	$379.8	$292.7	$29.6	$—	$1,357.1
Net earned insurance and reinsurance premiums	$636.0	$357.6	$239.5	$29.2	$—	$1,262.3
Loss and allocated LAE	(518.2)	(189.0)	(142.9)	(13.0)	—	(863.1)
Insurance and reinsurance acquisition expenses	(121.1)	(109.7)	(65.5)	(2.8)	43.7	(255.4)
Technical (loss) profit	(3.3)	58.9	31.1	13.4	43.7	143.8
Unallocated LAE	(10.5)	(5.9)	(5.9)	(1.6)	(13.0)	(36.9)
Other underwriting expenses	(68.2)	(27.4)	(28.2)	(6.3)	(16.1)	(146.2)
Underwriting (loss) income	(82.0)	25.6	(3.0)	5.5	14.6	(39.3)
Service fee revenue	—	115.7	—	—	(44.7)	71.0
Managing general underwriter unallocated LAE	—	(14.0)	—	—	14.0	—
Managing general underwriter other underwriting expenses	—	(16.1)	—	—	16.1	—
General and administrative expenses, MGU + Runoff & Other	—	(53.6)	—	(3.1)	—	(56.7)
Underwriting (loss) income, including net service fee income	$(82.0)	$57.6	$(3.0)	$2.4	$—	$(25.0)

Underwriting Ratios (1) (2)
Loss ratio	83.1%	54.5%	62.1%	NM	NM	71.3%
Acquisition expense ratio	19.0%	30.7%	27.3%	NM	NM	20.2%
Other underwriting expense ratio	10.7%	7.7%	11.8%	NM	NM	11.6%
Combined ratio	112.8%	92.9%	101.2%	NM	NM	103.1%

(1) Underwriting ratios are calculated by dividing the related expense by net earned insurance and reinsurance premiums.

(2) Ratios considered not meaningful (“NM”) to Runoff & Other and Corporate Eliminations.

Sirius International Insurance Group, Ltd.

Reconciliation of Non-GAAP Financial Measures

Sum of Total common shareholders’ equity and Series B preference shares (Adjusted book value) and Adjusted book value per common and preference shares outstanding, including Series B preference shares (Adjusted book value per share)

In connection with the closing of the Merger, the Company completed the private placement of Series B preference shares and common shares (the “Private Placement”).  The price per share of $17.22447 for the common shares and Series B preference shares issued in the Private Placement was the same.  Sirius Group believes that the Merger and the Private Placement were parts of an overall integrated capitalization strategy for the Company, which should be assessed on a combined basis, not as separate transactions.

Adjusted book value and Adjusted book value per share are non-GAAP financial measures used to show the Company’s total worth on a per-share basis and is useful to management and investors in analyzing the intrinsic value of the Company.

Total shares outstanding is derived by summing common shares and Series B preference shares outstanding.  Adjusted book value is derived by summing common shareholders’ equity and the Series B preference share amount reflected in mezzanine equity.  Outstanding warrants are excluded as they are anti-dilutive.  Adjusted book value per share is derived by dividing the Adjusted book value by the total shares outstanding. The reconciliation to Total common shareholders’ equity and book value per common share, the most directly comparable GAAP measures, are presented in the table below.

	As at December 31,
(Expressed in millions of U.S. dollars, except share information)	2018	2017
Common shares outstanding	115,151,251	120,000,000
Series B preference shares outstanding	11,901,670	—
Total shares outstanding	127,052,921	120,000,000

Total common shareholders’ equity	$1,704.5	$1,917.0
Series B preference shares	232.2	—
Adjusted book value	$1,936.7	$1,917.0

Book value per common share	$14.80	$15.98
Adjusted book value per share	$15.24	$15.98

Operating (loss) income attributable to common shareholders

The Company uses Operating (loss) income attributable to common shareholders as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. Operating (loss) income attributable to common shareholders as used herein differs from net (loss) income attributable to common shareholders, which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on investments, net foreign exchange gains (losses) and the associated income tax expense or benefit. The Company’s management believes that Operating (loss) income attributable to common shareholders is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from fluctuations in the Company’s fixed maturity investment portfolio, equity investments trading, investments-related derivatives, and net foreign exchange gains (losses) and the associated income tax expense or benefit of those fluctuations.  The following is a reconciliation of net (loss) income attributable to common shareholders to Operating (loss) income attributable to common shareholders:

	Three months ended December 31,		Years ended December 31,
(Expressed in millions of U.S. dollars)	2018	2017	2018	2017
Net (loss) income attributable to common shareholders	$(153.6)	$16.0	$(43.3)	$(156.1)
Adjustment for net realized and unrealized losses (gains) on investments	57.9	(14.4)	20.9	37.7
Adjustment for net foreign exchange (gains) losses	(1.0)	7.8	(22.7)	(9.2)
Adjustment for income tax (benefit) expenses (1)	(9.7)	(1.7)	(11.3)	(0.8)
Operating (loss) income attributable to common shareholders	$(106.4)	$7.7	$(56.4)	$(128.4)

(1)         Adjustment for income tax (benefit) expense represents the income tax benefit (expense) associated with the adjustment for net realized and unrealized losses (gains) on investments. The income tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors.